SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                   FORM 8-K/A

                                 CURRENT REPORT
                            PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of report (date of earliest event reported): AUGUST 28, 2003
                                                          ---------------



                             GLOBESPANVIRATA, INC.
            ---------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



DELAWARE                         000-26401                    75-2658218
-------------------------------------------------------------------------------
(State or Other Jurisdiction     (Commission                  (I.R.S. Employer
of Incorporation)                 File Number)              Identification No.)


100 SCHULZ DRIVE
RED BANK, NEW JERSEY                                             07701
-------------------------------------------------------------------------------
(Address of Principal Executive Offices)                      (Zip Code)


Registrant's telephone number, including area code:  (732) 345-7500
                                                     --------------


                              GLOBESPANVIRATA, INC.
     ----------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

                                EXPLANATORY NOTE

         The Registrant hereby amends its Current Report on Form 8-K filed with the Securities and Exchange Commission on August 29, 2003, to file the financial statements and pro forma financial information required by Item 7 of Form 8-K.

Item 7. Financial Statements and Exhibits

(a)     Financial statements of business acquired.

     1. Audited Financial Statements of the Wireless LAN Product Group of Intersil Corporation for the 52 weeks ended December 29, 2000 and December 28, 2001 and the 53 weeks ended January 3, 2003 are filed as part of this Current Report on Form 8-K/A.

             Report of Independent Certified Public Accountants.............1

             Financial Statements

             Balance Sheets.................................................2
             Statements of Operations.......................................3
             Statements of Cash Flows.......................................4
             Statements of Product Group Equity.............................5
             Notes to Financial Statements..................................6

     2. Unaudited Financial Statements of the Wireless LAN Product Group of Intersil Corporation for the 26 weeks ended July 4, 2003 and June 28, 2002 are filed as part of this Current Report on Form 8-K/A.

             Balance Sheets................................................25
             Statements of Operations......................................26
             Statements of Cash Flows......................................27
             Notes to Financial Statements.................................28

(b)     Pro forma financial information.

        The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 29, 2003 of the Registrant, Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 29, 2003 of the Registrant and Unaudited Pro Forma Combined Statements of Operations for the twelve months ended December 31, 2002 of the Registrant are filed as part of this Current Report on Form 8-K/A.

            Unaudited Pro Forma Condensed Financial Information............32
            Unaudited Pro Forma Condensed Combined Balance Sheet as of
            June 29, 2003..................................................33
            Unaudited Pro Forma Condensed Combined
            Statement of Operations for the Six Months Ended
            June 29, 2003..................................................34
            Unaudited Pro Forma Condensed Combined
            Statement of Operations for the Twelve Months Ended
            June 29, 2003..................................................35
            Notes to Unaudited Pro Forma Condensed Combined Financial
            Statements.....................................................36

(c)     Exhibits.

        Exhibit
        No.               Description
        -------           -----------

        2.1 Asset Purchase Agreement dated July 15, 2003, between Intersil Corporation and GlobespanVirata, Inc. (incorporated by reference to Exhibit 99.2 to GlobespanVirata, Inc.'s Form 8-K, filed with the Securities and Exchange Commission on July 17, 2003, as amended by Form 8-K/A filed with the Securities and Exchange Commission on July 28, 2003).

         23.1 Consent of Ernst & Young LLP, Independent Certified Public Accountants.

         99.1*            Press Release dated August 28, 2003.

----------------------------
*        Previously filed.

                                   SIGNATURES



                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           GLOBESPANVIRATA, INC.


                                           By: /s/ Robert McMullan
                                              --------------------
                                           Name:  Robert McMullan
                                           Title: Chief Financial Officer

Date: November 11, 2003

               Report of Independent Certified Public Accountants

Board of Directors
Intersil Corporation

We have audited the accompanying balance sheets of the Wireless LAN Product Group of Intersil Corporation, a product line of Intersil Corporation, as defined in Note 1 as of December 29, 2000, December 28, 2001 and January 3, 2003, and the related statements of operations, product group equity, and cash flows for the 52 weeks ended December 29, 2000 and December 28, 2001 and 53 weeks ended January 3, 2003. These financial statements are the responsibility of Intersil Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Wireless LAN Product Group of Intersil Corporation at December 29, 2000, December 28, 2001 and January 3, 2003 and the results of its operations and its cash flows for the 52 weeks ended December 29, 2000 and December 28, 2001 and 53 weeks ended January 3, 2003, in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP

July 21, 2003
Orlando, Florida

               Wireless LAN Product Group of Intersil Corporation

                                 Balance Sheets

                                 (In Thousands)

                                      December 29    December 28       January 3
                                          2000           2001             2003
                                   ---------------------------------------------
Assets
Current assets:
    Inventories                        $  21,623     $    8,991     $  24,966
    Deferred income taxes                  2,019          3,955         4,865
    Prepaid expenses                       2,265          3,281         2,887
    Other                                      -              -           325
                                   ---------------------------------------------
Total current assets                      25,907         16,227        33,043

Property, plant and equipment             15,606         14,732        17,438
Goodwill                                 210,534        172,413       172,413
Developed technology                      23,297         19,192        17,071
Other intangibles                          5,294          3,677         3,242
Investments                               13,256         13,457        11,338
Other                                        339            535           683
                                   ---------------------------------------------
Total assets                            $294,233       $240,233      $255,228
                                   =============================================

Liabilities and product group
  equity
Current liabilities:
    Accrued compensation              $    6,410     $    9,407    $    6,595
    Retirement plan accruals                 939            631         2,851
    Royalty accruals                       3,467          2,220         2,036
    Engineering accruals                   1,285          2,342         1,039
    Marketing accruals                       667          1,312         2,368
    Litigation reserves                        -              -         6,672
    Sales reserves                           650            713         3,366
    Deferred revenue                           -              -           278
    Restructuring costs                        -              6           542
    Other accrued items                    2,400          4,950         3,837
                                   ---------------------------------------------
Total current liabilities                 15,818         21,581        29,584

Deferred income taxes                      2,909          1,107         1,027
                                   ---------------------------------------------
Total liabilities                         18,727         22,688        30,611

Product group equity:
    Unearned compensation                 (3,857)        (1,056)         (285)
    Equity                               279,363        218,601       224,902
                                   ---------------------------------------------
    Total product group equity           275,506        217,545       224,617
                                   ---------------------------------------------
Total liabilities and product
  group equity                          $294,233       $240,233      $255,228
                                   =============================================

See accompanying notes.

               Wireless LAN Product Group of Intersil Corporation

                            Statements of Operations

                                 (In Thousands)

                                       52 Weeks Ended    52 Weeks Ended     53 Weeks Ended
                                         December 29       December 28         January 3
                                            2000              2001                2003
                                      ----------------------------------------------------
Revenue
  Product sales                           $132,994         $120,984         $230,159
Costs and expenses
  Cost of product sales                     64,080           75,580          114,474
  Research and development                  33,365           42,022           53,100
  Selling, general and
     administrative                         20,161           22,102           22,130
  Intangible amortization and
     unearned compensation                  13,801           37,165            3,325
  Allocated corporate overhead               8,075           13,846           28,640
  In-process research and
     development                            25,440                -                -
  Impairment of long-lived assets                -                -              250
  Restructuring and
     severance related                           -            9,756              580

Operating income (loss)                    (31,928)         (79,487)           7,660
  Loss on investment securities                  -                -            3,000
                                      ----------------------------------------------------
Income (loss) before income taxes          (31,928)         (79,487)           4,660
  Income taxes (benefit)                     2,349          (14,866)             312
                                      ----------------------------------------------------
Net income (loss)                        $ (34,277)       $ (64,621)      $    4,348
                                      ====================================================

See accompanying notes.
                                                                               3

               Wireless LAN Product Group of Intersil Corporation

                            Statements of Cash Flows

                                 (In Thousands)

                                                         52 Weeks Ended    52 Weeks Ended    53 Weeks Ended
                                                           December 29       December 28        January 3
                                                              2000              2001              2003
                                                       -------------------------------------------------------
Operating activities
 Net income (loss)                                        $ (34,277)       $ (64,621)          $  4,348

Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
    Depreciation and amortization                            15,160           39,529              7,005
    Provision for inventory obsolescence                      2,119           13,301              1,040
    Restructuring and severance related                           -            9,756                580
    In-process research and development                      25,440                -                  -
    Loss on investment securities                                 -                -              3,000
    Impairment of long-lived assets                               -                -                250
    Deferred income taxes                                       446           (3,738)              (990)
  Changes in assets and liabilities:
    Inventories                                             (15,481)            (669)           (17,015)
    Prepaid expenses                                         (1,071)          (1,016)               144
    Accrued liabilities                                       5,385            2,291              7,423
    Other                                                       299            2,798               (852)
                                                       -------------------------------------------------------
Net cash provided by (used in) operating activities          (1,980)          (2,369)             4,933

Investing activities
 Purchase of investments                                    (13,000)               -               (500)
Gain (loss) on disposal of assets                              (273)             (72)               173
 Purchases of property, plant and equipment                 (12,108)          (1,418)            (6,559)
                                                       -------------------------------------------------------
Net cash used in investing activities                       (25,381)          (1,490)            (6,886)

Financing activities
Net cash and other transfers from Intersil
  Corporation                                                27,361            3,859              1,953
                                                       -------------------------------------------------------
Net cash provided by financing activities                    27,361            3,859              1,953
                                                       -------------------------------------------------------

Net increase (decrease) in cash                                   -                -                  -
Cash at the beginning of the period                               -                -                  -
                                                       -------------------------------------------------------
Cash at the end of the period                             $       -        $       -           $      -
                                                       =======================================================

Supplemental disclosures -- Non-cash activities
Value of Intersil common stock issued in
    acquisition of No Wires Needed B.V.                   $ 114,170        $       -           $      -
                                                       =======================================================
Value of Intersil common stock issued in
    acquisition of SiCOM Inc.                             $ 158,261        $       -           $      -
                                                       =======================================================

See accompanying notes.
                                                                               4

               Wireless LAN Product Group of Intersil Corporation

                       Statements of Product Group Equity

                                 (In Thousands)


                                                         Unearned
                                                       Compensation         Equity            Total
                                                   ---------------------------------------------------

Balance at January 1, 2000                              $       -        $    9,538       $    9,538

   Net loss                                                     -           (34,277)         (34,277)
   Options issued in acquisition of SiCOM                  (4,310)                -           (4,310)
   Equity issued for acquisition of SiCOM                       -           162,571          162,571
   Equity issued for acquisition of NWN                         -           114,170          114,170
   Amortization of unearned compensation                      453                 -              453
   Equity transfer from Intersil Corporation                    -            27,361           27,361
                                                   ---------------------------------------------------
Balance at December 29, 2000                               (3,857)          279,363          275,506

   Net loss                                                     -           (64,621)         (64,621)
   Amortization of unearned compensation                    2,801                 -            2,801
   Equity transfer from Intersil Corporation                    -             3,859            3,859
                                                   ---------------------------------------------------
Balance at December 28, 2001                               (1,056)          218,601          217,545

   Net income                                                   -             4,348            4,348
   Amortization of unearned compensation                      771                 -              771
   Equity transfer from Intersil Corporation                    -             1,953            1,953
                                                   ---------------------------------------------------
Balance at January 3, 2003                                $  (285)         $224,902         $224,617
                                                   ===================================================

See accompanying notes.
                                                                               5

               Wireless LAN Product Group of Intersil Corporation

                          Notes to Financial Statements

                                 January 3, 2003


1. Business and Basis of Presentation

The accompanying carve out financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Form 8-K filing for GlobespanVirata Inc. These financial statements have been prepared on a historical cost basis from the books and records of Intersil Corporation (Intersil) on the basis of established accounting methods, practices, procedures and policies (see Note 2) and the accounting judgments and estimation methodologies used by Intersil.

These financial statements are for the Wireless LAN Product Group (the Product Group), which is a wholly-owned product group of Intersil. The Product Group is a developer of silicon technology, which complies with the Institute of Electronic and Electrical Engineers' (IEEE) 802.11 standard (also known as Wi-Fi). The Product Group designs RF semiconductor products, software and complete radio reference designs. The principal markets of the Product Group are in the United States and Asia/Pacific region.

The Product Group is not a separate legal entity and the assets and liabilities associated with the Product Group are the property of Intersil. Accordingly, the net assets of the Product Group, which represent the cumulative investment made by Intersil, are presented as product group equity in the accompanying balance sheets.

Historically, Intersil did not maintain the Product Group as a separate reporting unit. Therefore, the balance sheets do not include certain Intersil corporate assets and liabilities not specifically identifiable to the Product Group. Intersil performed cash management on a centralized basis and processed related receivables and payables for the Product Group. The systems did not track receivables, cash receipts and cash payments on a product group specific basis. Accordingly, it was not practical to determine trade accounts receivable, trade payables and cash associated with the Product Group. In addition, any debt of the corporation was not allocated to the Product Group. All intercompany transactions have been eliminated.

Assets not directly related to the Product Group were allocated primarily based on sales. Liabilities not directly related to the Product Group, were allocated primarily based on the operating expense for which the liability was incurred.

The statements of operations include revenues and costs attributable to the Product Group as a product group of Intersil. Cost of product sales consists of material costs, direct labor and an allocation of factory overhead for the products designed and manufactured by the Product Group. The Product Group's expenses consist primarily of direct research and development and selling, general and administrative expenses. Certain indirect expenses have been allocated to the Product Group primarily based on one or more of the following: estimated activity as a percentage of total activity, a percentage of the Product Group's budgeted annual sales to Intersil's budgeted annual sales or a percentage of the Product Group's actual annual sales to Intersil's actual annual sales. In certain instances, allocations were adjusted based on departmental managers' judgments of the level of effort required to support the Product Group.

               Wireless LAN Product Group of Intersil Corporation

1. Business and Basis of Presentation (continued)

The statements of operations also include an allocation of the cost of shared resources and overhead expenses of Intersil, primarily based on the Product Group's budgeted annual sales as a percentage of total Intersil budgeted annual sales or a percentage of the Product Group's actual annual sales to Intersil's actual annual sales. In certain instances, allocations were adjusted based on departmental managers' judgments as to the level of effort required to support the Product Group.

The pro forma tax provisions were prepared as if the Product Group had operated on a stand-alone basis.

Certain income and expenses related to excluded assets and liabilities were also excluded. The items excluded include, but are not limited to, interest income, interest expense, treasury related gains or losses and the losses on extinguishment of debt.

All of the allocations and estimates in these financial statements are based on assumptions that management believes are reasonable and consistent with its normal allocation and estimation processes. The historical operating results may not be indicative of the results of operations of the Product Group in the future.

2. Significant Accounting Policies

Fiscal Year

The Product Group's 2000 and 2001 fiscal years each contain 52 weeks. Fiscal year 2002 contains 53 weeks.

Inventories

Inventories are priced at the lower of standard cost, which approximates actual cost, determined by the first-in-first-out (FIFO) method, or market. Shipping and handling costs are classified as a component of cost of product sales in the statements of operations.

Property, Plant and Equipment

Property, plant and equipment are carried on the basis of cost, less impairment charges, if any. The estimated useful life of the leasehold improvement is based on the life of the lease, which is seven years. The estimated useful lives of machinery and equipment range between three and ten years. Depreciation is computed by the straight-line method using the estimated useful life of the asset.

               Wireless LAN Product Group of Intersil Corporation

2. Significant Accounting Policies (continued)

Intangibles

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142 (SFAS 142), Goodwill and Other Intangible Assets, which the Product Group adopted on December 29, 2001. Under these new rules, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. Other intangible assets will continue to be amortized over their estimated useful lives on a straight-line method over 5 to 11 years.

The following table presents the impact of SFAS 142 on the Product Group's net loss had no amortization been recorded on indefinite lived intangible assets for the 52 weeks ended December 29, 2000 and December 28, 2001.

                                     52 Weeks Ended   52 Weeks Ended
                                       December 29      December 28
                                           2000             2001
                                   -----------------------------------
Net loss - as reported                 $(34,277)         $(64,621)
     SFAS 142 adjustments                12,565            31,781
     SFAS 142 tax effect                    (72)              (67)
                                   -----------------------------------
Net loss - adjusted                    $(21,784)         $(32,907)
                                   ===================================

Income Taxes

The Product Group follows the liability method of accounting for income taxes as set forth in SFAS 109, Accounting for Income Taxes. Current income taxes payable and deferred income taxes resulting from temporary differences between the financial statement basis and the tax basis of assets and liabilities are separately classified on the balance sheets.

Investments

The Product Group holds strategic investments in certain entities representing less than 20% ownership that are accounted for using the cost method, which approximates fair value.

               Wireless LAN Product Group of Intersil Corporation

2. Significant Accounting Policies (continued)

Revenue Recognition

Revenue is recognized from sales to all customers, except North American distributors, when a product is shipped. Sales to international distributors are made under agreements, which provide the international distributors rights of return and price protection on unsold merchandise they hold. Accordingly, sales are reduced for estimated returns from international distributors and estimated future price reductions of unsold merchandise held by international distributors.

Effective March 30, 2002, the Product Group began to recognize revenue to North American distributors on a sell-through basis. As such, the Product Group now recognizes sales to North American distributors upon shipment to the end customer. Formerly, the Product Group recognized revenue from North American distributor sales upon shipment to the distributors.

The combination of the changes resulting from Intersil's merger with Elantec Semiconductor, Inc. on May 12, 2002, changes in the distributor mix and changes in market pricing affect the estimability of customer acceptance. The impact of this change resulted in a reduction in revenue of $129,000 and a reduction in cost of product sales of $47,000 for the 53 weeks ended January 3, 2003. This change did not have a material impact on the results of operations subsequent to adoption. Deferred gross profit on North American distributor sales at January 3, 2003 was $278,000 and is included in the balance sheet of that date.

The Product Group operates exclusively in the semiconductor industry. Substantially, all revenues result from the sale of semiconductor products. The Product Group's customers are primarily located in the United States and Asia/Pacific region.

During the 52 weeks ended December 29, 2000, approximately 16%, 14% and 13% of the Product Group's revenue were derived from three customers. During the 52 weeks ended December 28, 2001, approximately 18% and 16% of the Product Group's revenues were derived from two customers. During the 53 weeks ended January 3, 2003, approximately 16% and 12% of the Product Group's revenues were derived from two customers.

Asset Impairment

The Product Group accounts for long-lived asset impairments under SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Consistent with prior guidance, SFAS 144 requires a three-step approach for recognizing and measuring the impairment of assets to be held and used. The Product Group recognizes impairment losses on long-lived assets used in operations

               Wireless LAN Product Group of Intersil Corporation

2. Significant Accounting Policies (continued)

when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. Fair value is estimated based on discounted future cash flows. Assets to be sold are stated at the lower of the asset's carrying amount or fair value and depreciation is no longer recognized. Prior to SFAS 144's adoption on December 29, 2001, the Product Group accounted for impairments under SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expense was approximately $2,592,000, $5,267,000 and $4,827,000 for the 52 weeks ended
December 29, 2000 and December 28, 2001 and the 53 weeks ended January 3, 2003, respectively.

Research and Development

Research and development costs, consisting of the costs of designing, developing and testing new or significantly enhanced products, are expensed as incurred.

Retirement Benefits

Intersil provides retirement benefits to substantially all employees of the Product Group primarily through retirement plans to which both Intersil and its employees contribute. Contributions by Intersil to the retirement plans are based on profits of Intersil and a dollar for dollar match of employees' contributions up to a certain predetermined percentage. Intersil may make additional contributions to the plan at its discretion. The Product Group's share of the contributions is reflected in these financial statements.

The savings element of the retirement plan is a defined contribution plan, which is qualified under Internal Revenue Service Code Section 401(k). All employees of the Product Group may elect to participate in the 401(k) retirement plan (the 401(k) plan). Under the 401(k) plan, participating employees may defer a portion of their pretax earnings up to certain limits prescribed by the Internal Revenue Service. The Product Group, through Intersil, provides matching contributions under the provisions of the 401(k) plan. Employees fully vest in the Product Group's matching contributions upon the completion of five years of service.

               Wireless LAN Product Group of Intersil Corporation

2. Significant Accounting Policies (continued)

Retirement benefits also include an unfunded limited healthcare plan for U.S. based retirees and employees on long-term disability. Intersil accrues the estimated cost of these medical benefits, which are not material, during an employee's active service life. The Product Group's share of the accruals is reflected in these financial statements.

Retirement plan expense was approximately $776,000, $896,000 and $1,270,000 for the 52 weeks ended December 29, 2000 and December 28, 2001 and the 53 weeks ended January 3, 2003, respectively.

Use of Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Inventories

Inventories are summarized below (in thousands):

                                   December 29     December 28     January 3
                                      2000             2001           2003
                               -------------------------------------------------
Finished products                  $  9,833         $  4,781        $10,346
Work in process                      14,162           10,913         17,756
Raw materials and supplies               86              202            253
                               -------------------------------------------------
                                     24,081           15,896         28,355
Less reserves                        (2,458)          (6,905)        (3,389)
                               -------------------------------------------------
                                    $21,623         $  8,991        $24,966
                               =================================================

               Wireless LAN Product Group of Intersil Corporation

4. Property, Plant and Equipment

Property, plant and equipment are summarized below (in thousands):

                                   December 29       December 28      January 3
                                       2000             2001             2003
                                -----------------------------------------------
Leasehold improvements            $       43      $       83       $       56
Machinery and equipment               17,290          18,549           24,854
                                -----------------------------------------------
                                      17,333          18,632           24,910
Less accumulated depreciation         (1,727)         (3,900)          (7,472)
                                -----------------------------------------------
                                     $15,606         $14,732          $17,438
                                ===============================================

Depreciation expense for the 52 weeks ended December 29, 2000 and December 28, 2001 and the 53 weeks ended January 3, 2003 was approximately $1,359,000, $2,364,000 and $3,680,000, respectively. Capital expenditures for the 52 weeks ended December 29, 2000 and December 28, 2001 and the 53 weeks ended January 3, 2003 were approximately $14,268,000, $1,418,000 and $6,559,000, respectively.

5. Intangibles

Intangibles are summarized below (in thousands):

                                        December 29    December 28    January 3
                                            2000          2001           2003
                                       -----------------------------------------
Indefinite Lived Intangible Assets:
  Goodwill                              $222,890       $216,686       $216,686
  Less accumulated amortization          (12,356)       (44,273)       (44,273)

  Assembled workforce                      3,136          2,487          2,487
  Less accumulated amortization             (286)          (851)          (851)

Definite Lived Intangible Assets:
  Developed technology                    24,184         22,189         22,189
  Less accumulated amortization             (887)        (2,997)        (5,118)

  Customer base                            2,987          2,988          2,988
  Less accumulated amortization             (543)          (947)        (1,382)
                                       -----------------------------------------
                                        $239,125       $195,282       $192,726
                                       =========================================

               Wireless LAN Product Group of Intersil Corporation

5. Intangibles (continued)

Definite lived intangible assets are amortized over their estimated useful lives, which are 9 to 11 years for developed technology and 7 years for customer base. Amortization expense on intangible assets was approximately $13,348,000, $34,364,000 and $2,554,000 for the 52 weeks ended December 29, 2000 and December 28, 2001 and the 53 weeks ended January 3, 2003, respectively. Expected amortization expense for each of the next five years are the following: 2003 - $2,516,000, 2004 - $2,516,000, 2005 - $2,516,000, 2006 - $2,383,000 and 2007 -
$2,083,000. Amortization on the statements of operations includes additional amortization for unearned compensation. Unearned compensation is contained within the equity portion of the balance sheets. Amortization of unearned compensation was approximately $453,000, $2,801,000 and $771,000 for the 52 weeks ended December 29, 2000 and December 28, 2001 and the 53 weeks ended January 3, 2003, respectively. Amortization of the unearned compensation will be completed in 2003 in the approximate amount of $285,000.

6. Lease Commitments

Total rental expense amounted to approximately $110,000, $792,000 and $866,000 for the 52 weeks ended December 29, 2000 and December 28, 2001 and the 53 weeks ended January 3, 2003, respectively. Future minimum rental commitments under non-cancelable operating leases primarily related to land and office buildings amounted to approximately $3,551,000 at January 3, 2003. These commitments for the years following 2002 (which exclude the estimated rental expense for annually renewable contracts) are: 2003 - $497,000, 2004 - $507,000, 2005 -
$516,000, 2006 - $526,000, 2007 - $374,000 and $1,131,000 thereafter.

               Wireless LAN Product Group of Intersil Corporation

7. Income Taxes

The provisions (benefits) for income taxes are summarized below (in thousands):

                      52 Weeks Ended    52 Weeks Ended    53 Weeks Ended
                        December 29      December 28         January 3
                           2000              2001               2003
                     ----------------------------------------------------
   Current taxes:
        Federal             $2,294        $(16,366)          $(691)
        State                  295          (2,908)            265
        Foreign                207             667            (252)
                     ----------------------------------------------------
                             2,796         (18,607)           (678)

   Deferred taxes:
        Federal               (399)          3,376             952
        State                  (48)            365              38
                     ----------------------------------------------------
                              (447)          3,741             990
                     ----------------------------------------------------
                            $2,349        $(14,866)          $ 312
                     ====================================================

The components of current deferred income tax assets are summarized below (in thousands):

                        December 29      December 28         January 3
                            2000             2001               2003
                     ---------------------------------------------------------

Inventories                $   946           $2,658           $1,305
Accrued expenses             1,073            1,297            3,560
                     ---------------------------------------------------------
                            $2,019           $3,955           $4,865
                     =========================================================

The components of noncurrent deferred income tax assets (liabilities) are summarized below (in thousands):

                                 December 29    December 28     January 3
                                    2000           2001            2003
                               -----------------------------------------------

Property, plant and equipment      $(1,587)      $  (647)      $    (23)
Intangibles                         (1,322)         (460)        (1,004)
Accrued liabilities                      -             -              -
                               -----------------------------------------------
                                   $(2,909)      $(1,107)      $ (1,027)
                               ===============================================

               Wireless LAN Product Group of Intersil Corporation

7. Income Taxes (continued)

Reconciliation of the statutory United States income tax rate to the Product Group's effective rate is summarized below:


                                        52 Weeks Ended    52 Weeks Ended    53 Weeks Ended
                                          December 29       December 28        January 3
                                             2000              2001              2003
                                      -----------------------------------------------------
Statutory U.S. income tax rate              35.00%            35.00%            35.00%
State taxes                                 (0.77)             3.20              6.50
International income                        (0.65)            (0.84)            (5.41)
Tax benefit related to export sales          0.26              0.09             (5.51)
Research credits                             2.21              1.04            (42.43)
In-Process research and development        (27.89)             -                 -
Goodwill amortization                      (15.52)           (19.79)            18.55
                                      -----------------------------------------------------
                                            (7.36)%           18.70%             6.70%
                                      =====================================================

The Product Group is included in the consolidated federal and certain combined and consolidated foreign and state income tax returns of Intersil and its subsidiaries. As such, all tax benefits and expense are included as components of these returns and no tax sharing agreements are needed.

In order to calculate its income tax expense, the Product Group has adopted a method of allocation consistent with the requirements of SFAS 109. Specifically, the method adopted by the Product Group allocates income tax expense in a systematic, rational, and consistent matter by calculating current and deferred income taxes of the Product Group on a stand-alone basis.

               Wireless LAN Product Group of Intersil Corporation

8. Geographic Information

A summary of the operations by geographic area is summarized below (in thousands):

                             52 Weeks Ended    52 Weeks Ended   53 Weeks Ended
                               December 29       December 28       January 3
                                  2000              2001             2003
                            ----------------------------------------------------

United States Operations
     Net sales                 $  38,232        $  19,189        $  25,870
     Long-lived assets           163,523          138,052          130,945

International
     Net sales                 $  94,762         $101,795         $204,289
     Long-lived assets           104,803           85,954           91,240


9. Allocated Corporate Overhead

The Product Group was allocated certain corporate expenses of Intersil, including $6.0 million related to the settlement of a litigation during the 53 weeks ended January 3, 2003. Corporate expenses associated with research and development include the cost of funding university research projects, charges for the use of Intersil's manufacturing facilities and the use of corporate information systems. Corporate expenses associated with selling, general and administrative include expenses related to corporate executives, information technology, corporate branding initiatives, and corporate governance. Allocated corporate overhead is summarized below (in thousands):

                            52 Weeks Ended    52 Weeks Ended     53 Weeks Ended
                             December 29        December 28        January 3
                                 2000              2001               2003
                           -----------------------------------------------------

Cost of product sales         $       -       $         -           $  6,000
Research and development          4,055             3,786              5,945
Selling, general and
administrative                    4,020            10,060             16,695
                           -----------------------------------------------------
                                 $8,075           $13,846            $28,640
                           =====================================================

               Wireless LAN Product Group of Intersil Corporation

10. Financial Instruments

The Product Group's financial instruments consist primarily of investments of less than 20% equity interest in companies. Accordingly, the investments are accounted for using the cost method, which approximates fair value. The carrying values of these investments were approximately $13,000,000, $13,000,000 and $10,500,000 at December 29, 2000, December 28, 2001 and January 3, 2003,
respectively. The fair value of these investments is based on quoted market prices or pricing models using prevailing financial market information at the date of measurement. Also included in the investments line item of the balance sheets are the Product Group's allocation of investment balances relating to Intersil's Supplemental Executive Retirement Plan (SERP).

11. Employee Benefit Plans

In February 2000, Intersil adopted the Employee Stock Purchase Plan (the ESPP) whereby eligible employees can purchase shares of Intersil's common stock. Intersil has reserved 1,333,334 shares of common stock for issuance under the ESPP. The ESPP permits employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation, at a price not less than 85% of the market value of the stock on specified dates. In no event, may any participant purchase more than $25,000 worth of shares in any calendar year and an employee may purchase no more than 16,667 shares on any purchase date.

Unless sooner terminated by the Board, the ESPP shall terminate upon the earliest of (1) February 28, 2010, (2) the date on which all shares available for issuance under the ESPP shall have been sold pursuant to purchase rights exercised under the ESPP, or (3) the date on which all purchase rights are exercised in connection with a Corporate Transaction (as defined in the ESPP). As of December 29, 2000, December 28, 2001 and January 3, 2003, approximately 169,000, 462,000 and 783,000 shares had been issued under the ESPP, respectively. Of these shares, approximately 24,000, 49,000 and 68,000 were related to the Product Group's employees of December 29, 2000, December 28, 2001 and January 3, 2003, respectively.

12. Acquisitions

On May 29, 2000, the Product Group acquired 100% of the outstanding capital stock of No Wires Needed B.V. (NWN). Consideration for the acquisition of NWN was 3.35 million shares of Intersil Class A Common Stock valued at $111.3 million at the date of closing. Due to purchase price adjustments, the final value assigned to the Product Group was $114.2 million. The NWN acquisition was accounted for by the purchase method of accounting and, accordingly, the results

               Wireless LAN Product Group of Intersil Corporation

12. Acquisitions (continued)

of operations of NWN have been included in the accompanying financial statement since the acquisition date. The purchase price exceeded the fair value of the net tangible assets by approximately $109.0 million. NWN had completed all in-process research and development programs prior to its acquisition. Therefore, none of the purchase price in excess of the fair value of the net tangible assets was allocated to purchased in-process research and development. The purchase price in excess of fair value of net tangible assets was allocated to goodwill. This goodwill was amortized on a straight-line basis over its useful life of seven years until the adoption of SFAS 142 on December 29, 2001.

On October 27, 2000, the Product Group acquired 100% of the outstanding stock of SiCOM Incorporated (SiCOM). Consideration for the acquisition of SiCOM was 3.6 million shares (which included 0.4 million shares issuable upon exercise of options) of Intersil Class A Common Stock valued at $162.6 million of which $158.3 million related to the Product Group. The SiCOM acquisition was accounted for by the purchase method of accounting and, accordingly, the results of operations of SiCOM have been included in the accompanying financial statements since the acquisition date. The purchase price exceeded the fair market value of the net tangible assets acquired by $160.6 million. The appraisal of the acquired SiCOM Product Group included $25.4 million of purchased in-process research and development, which was related to various products under development. The acquired technology had not yet reached technological feasibility and had no future alternative uses. Accordingly, it was written off at the time of acquisition.

In making the purchase price allocation, the Product Group relied on present value calculations of income, an analysis of project accomplishments and completion costs and assessment of overall contribution and project risk. The present value was determined by discounting 2 to 7 years of after tax cash flow projections depending on the individual project. The Product Group used a discount rate ranging from 25% - 36%, depending on the risk of the project. The fair values assigned to each of the significant projects and the stage of completion are reported below:

                         Fair Value             Stage of
                       (in thousands)          Completion
                     ------------------    -------------------
Product:
    SM/SD 7060              $25,100                   86%
    Other                       340              56 - 70%
                     ------------------
                            $25,440
                     ==================

               Wireless LAN Product Group of Intersil Corporation

12. Acquisitions (continued)

Two of the remaining intangibles (assembled workforce and goodwill) were being amortized over their useful lives, ranging from 5 to 7 years, until the adoption of SFAS 142. The final intangible (developed technology) is being amortized over its useful life of 11 years.

13. Restructuring and Severance Related Expenses

In March 2001, Intersil's Board of Directors approved and Intersil announced major restructuring activities to improve on-going operations and product gross margins. The restructuring plans included the exit of the modem board assembly manufacturing process in Scottsdale, Arizona and the exit of the value-added-reseller's channel in Europe for wireless access end products. As a result of the restructuring, the Product Group recorded expenses of approximately $9.8 million ($9.7 million after tax) during the 52 weeks ended December 28, 2001. The plans include certain exit costs and employee termination benefits. In June 2002, Intersil also announced restructuring activities coinciding with the purchase of Elantec Semiconductor, Inc. Within these restructurings, the Product Group accrued for $0.6 million ($0.4 million after tax) during the 53 weeks ended January 3, 2003 for lease termination costs on the Product Group's facilities in Scottsdale. Benefits from these restructurings will be realized as each of the specific actions are completed in the form of reduced employee expenses, lower depreciation expense and lower operating costs. These restructurings were related to the Product Group and have been allocated to Product Group accordingly. A summary of the restructuring charges and the remaining accrual follows:

                                                              Balance                                   Balance
                                                            December 28                                January 3
                                 Additions   Utilizations       2001        Additions   Utilizations      2003
                               ----------------------------------------------------------------------------------

                                                                  (in millions)
Employee termination costs
    NWN VAR business exit              $0.3        $(0.3)         $-            $-           $-           $-

Other exit costs
    SiCOM lease termination             -            -             -             0.6         (0.1)         0.5
    SiCOM asset removal and
       related costs                    9.5         (9.5)          -             -            -            -
                               ----------------------------------------------------------------------------------
                                        9.5         (9.5)         $-             0.6         (0.1)         0.5
                               ----------------------------------------------------------------------------------
                                       $9.8        $(9.8)         $-            $0.6        $(0.1)        $0.5
                               ==================================================================================


               Wireless LAN Product Group of Intersil Corporation

13. Restructuring and Severance Related Expenses (continued)

In connection with the announced restructurings, approximately 12 employees were notified that their employment would be terminated and of the specifics of their severance benefits. Those positions included selling and general administrative employees with all of the employees being located in Europe. As of January 3, 2003, all of the affected employees had been terminated.

The Product Group wrote off $9.5 million of intangible assets as well as other miscellaneous assets attributable to the exit of the modem board assembly manufacturing process. The Product Group terminated some existing contracts in connection with the planned exit of the modem board assembly manufacturing process and has recognized the associated termination costs as part of this restructuring. These contracts were terminated prior to the end of 2001.

14. Loss on Investments

During the 53 weeks ended January 3, 2003, the Product Group recorded an impairment charge of $3.0 million ($2.0 million after tax) related to an investment. The impairment reflects the excess of the investment's carrying value over the estimated undiscounted cash flows resulting from the eventual disposal of the securities.

15. Impairment on Long-Lived Assets

During the 53 weeks ended January 3, 2003, the Product Group recorded an impairment on a long-lived asset of $0.3 million ($0.2 million after tax). The impairment is primarily related to the write off of a prepaid royalty.

16. Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations. The provisions of SFAS 143 require companies to record an asset and related liability for the costs associated with the retirement of a long-lived tangible asset if a legal liability to retire the asset exists. This standard is effective for fiscal years beginning after June 15, 2002. The Product Group does not believe this statement will have a material impact on its financial statements.

In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 requires that a

               Wireless LAN Product Group of Intersil Corporation

16. Recent Accounting Pronouncements (continued)

liability for a cost associated with an exit or disposal activity be recognized when a liability is incurred rather than when an exit or disposal plan is approved. The Product Group is required to adopt the provisions of SFAS 146 for any exit or disposal activities initiated after December 31, 2002. The effect of adoption of SFAS 146 will be a change on a prospective basis of the timing of when restructuring charges are recorded from a commitment date approach to when a liability is incurred.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of this interpretation are effective for interim and annual periods after December 15, 2002. The initial recognition and initial measurement requirements of this interpretation are effective prospectively for guarantees issued or modified after December 31, 2002. The interpretation's expanded disclosures will not have a material impact on the Product Group's financial position or results of operations. The Product Group is assessing, but at this point does not believe the adoption of the recognition and initial measurement requirements of this interpretation will have a material impact on its financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities. This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities. Under current practice, two enterprises generally have been included in consolidated financial statements because one enterprise controls the other through voting interests. This interpretation defines the concept of "variable interests" and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse the risks among the parties involved. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. If it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity when this interpretation becomes effective, the enterprise shall disclose information about those entities in all financial statements issued after January 31, 2003.

               Wireless LAN Product Group of Intersil Corporation

16. Recent Accounting Pronouncements (continued)

The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. Based on the recent release of this interpretation, the Product Group has not completed the assessment as to whether or not the adoption of this interpretation will have a material impact on its financial position or results of operations.

17. Subsequent Events

In March 2003, Intersil announced the settlement of the litigation arising from its alleged patent infringement with Proxim Corporation, relating to a Product Group product. The terms of the confidential settlement require Intersil to provide a rebate on the future sale of certain wireless products to Proxim Corporation. In accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies, the Product Group recorded the amount related to the settlement as an expense in cost of product sales for the 53 weeks ended January 3, 2003.

In May 2003, the Product Group wrote-off one of its investments with a carrying value of approximately $10.0 million at January 3, 2003. Management determined it was appropriate to write-off the investment based upon the investee closing a subsequent round of financing to existing and new investors in May 2003. The securities sold in the subsequent round have rights and preferences greater than those held by the Product Group and were sold at a negligible price per share.

On July 15, 2003 Intersil announced that it had entered into a definitive agreement to sell its Wireless LAN Product Group to GlobespanVirata, Inc. Intersil anticipates that the sale will close during the third quarter of fiscal 2003.

               WIRELESS LAN PRODUCT GROUP OF INTERSIL CORPORATION
                           BALANCE SHEETS (UNAUDITED)
                                 (In Thousands)

                                     July 4, 2003                January 3, 2003
                                     ------------                ---------------

Assets
Current assets:
     Inventories                      $   40,123                   $    24,966
     Deferred income taxes                   --                          4,865
     Prepaid expenses                      3,833                         2,887
     Other                                   --                            325
Total current assets                  ----------                    ----------
                                          43,956                        33,043

Property, plant and equipment             17,985                        17,438
Goodwill                                 172,413                       172,413
Developed technology                      16,031                        17,071
Other intangibles                          3,028                         3,242
Investments                                1,821                        11,338
Other                                      1,727                           683
                                       ---------                     ---------
Total assets                           $ 256,961                     $ 255,228
                                       =========                     =========

Liabilities and product group equity
Current liabilities:
     Accrued compensation                  7,798                         6,595
     Retirement plan accruals              1,496                         2,851
     Royalty accruals                      1,818                         2,036
     Engineering accruals                  2,298                         1,039
     Marketing accruals                    1,484                         2,368
     Litigation reserves                      --                         6,672
     Sales reserves                        1,922                         3,366
     Deferred revenue                         62                           278
     Restructuring costs                     351                           542
     Deferred income taxes                11,502                            --
     Other accrued items                   4,839                         3,837
                                       ---------                     ---------
Total current liabilities                 33,570                        29,584

Deferred income taxes                      1,023                         1,027
                                       ---------                     ---------
Total liabilities                         34,593                        30,611

Product group equity:
Unearned compensation                       (112)                         (285)
Equity                                   222,480                       224,902
                                       ---------                     ---------
Total product group equity               222,368                       224,617
                                       ---------                     ---------
Total liabilities and
   product group equity                $ 256,961                     $ 255,228
                                       =========                     =========


                       See Notes to Financial Statements

               WIRELESS LAN PRODUCT GROUP OF INTERSIL CORPORATION
                      STATEMENTS OF OPERATIONS (UNAUDITED)
                                 (In Thousands)

                                          26 Weeks Ended          26 Weeks Ended
                                              July 4,                 June 28,
                                               2003                     2002
                                          --------------          --------------
Revenue
     Product sales                          $ 105,368                $ 102,891
Costs and expenses
     Cost of product sales                     62,547                   48,505
     Research and development                  28,578                   24,925
     Selling, general and administrative       12,337                   10,862
     Intangible amortization and unearned
        compensation                            1,426                    1,707
     Allocated corporate overhead              13,463                   10,493
     Impairment of long-lived assets               --                      250
     Restructuring and
        severance related                         210                      580
                                            ---------                ---------
Operating income (loss)                       (13,193)                   5,569
     Loss on investment securities             10,000                    3,000
                                            ---------                ---------
Income (loss) before income taxes             (23,193)                   2,569
     Income taxes                                 925                      172
                                            ---------                ---------
Net income (loss)                           $ (24,118)               $   2,397
                                            =========                =========

                       See Notes to Financial Statements

               WIRELESS LAN PRODUCT GROUP OF INTERSIL CORPORATION
                      STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (In Thousands)

                                          26 Weeks Ended          26 Weeks Ended
                                              July 4,                 June 28,
                                               2003                    2002
                                          --------------          --------------
Operating activities
  Net income (loss)                      $    (24,118)             $     2,397

Adjustments to reconcile net income
  (loss) to net cash provided by
  (used in)operating activities:
  Depreciation and amortization                 3,041                    3,587
  Provision for inventory obsolescence            400                    1,845
  Restructuring and severance related             210                      580
  Loss on investment securities                10,000                    3,000
  Impairment of long-lived assets                  --                      250
  Deferred income taxes                        16,363                     (495)
Changes in assets and liabilities:
  Inventories                                 (15,557)                 (16,346)
  Prepaid expenses                               (946)                   2,060
  Accrued liabilities                          (7,726)                  (7,867)
  Other                                        (1,373)                    (337)
                                              --------                  -------
    Net cash provided by (used in)
    operating activities                      (19,706)                 (11,326)

Investing activities
  Purchases of property, plant and equipment   (2,163)                  (3,874)
                                              --------                 --------
    Net cash used in investing activities      (2,163)                  (3,874)

Financing activities
  Net cash and other transfers from Intersil
   Corporation                                 21,869                   15,200
                                              --------                 --------
  Net cash provided by financing activities    21,869                   15,200
                                              --------                 --------
  Net increase (decrease) in cash                  --                       --
  Cash at the beginning of the period              --                       --
                                              --------                 --------
  Cash at the end of the period              $     --                  $    --
                                              ========                 ========


                       See Notes to Financial Statements

               WIRELESS LAN PRODUCT GROUP OF INTERSIL CORPORATION
                         NOTES TO FINANCIAL STATEMENTS


1. Product Group and Basis of Presentation

These financial statements are for the Wireless LAN Product Group (the Product Group), which is a wholly-owned product group of Intersil Corporation (Intersil) and were prepared without audit. All of the allocations and estimates in these financial statements are based on assumptions that management believes are reasonable and consistent with its normal allocation and estimation processes. The consolidated balance sheet at January 3, 2003 has been derived from the Product Group's audited consolidated financial statements at that date.

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. This report should be read in conjunction with the audited financial statements and notes thereto for the fiscal year ended January 3, 2003.

The results of operations for the six months ended July 4, 2003, are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year.

The Product Group's fiscal year 2002 and 2003 contains 53 weeks and 52 weeks respectively. The six months ended June 28, 2002 and July 4, 2003 both contain 26 weeks.

2. Inventories

Inventories are summarized below (in thousands):

                                           July 4,               January 3,
                                            2003                    2003
                                      ------------------     -------------------

Finished products                       $   14,550              $   10,346
Work in process                             28,323                  17,756
Raw materials and supplies                     132                     253
                                      ------------------     -------------------
                                            43,005                  28,355
Less reserves                               (2,882)                 (3,389)
                                      ------------------     -------------------
                                        $   40,123              $   24,966
                                      ==================     ===================


3. Allocated Corporate Overhead

The Product Group was allocated certain corporate expenses of Intersil. Corporate expenses associated with research and development include the cost of funding university research projects, charges for the use of Intersil's manufacturing facilities and the use of corporate information systems. Corporate expenses associated with selling, general and administrative include expenses related to corporate executives, information technology, corporate branding initiatives, and corporate governance. Allocated corporate overhead is summarized below (in thousands):

                                    26 Weeks Ended            26 Weeks Ended
                                        July 4,                  June 28,
                                         2003                      2002
                                    --------------            ---------------
Research and development                 3,653                     2,336
Selling, general and administrative      9,810                     8,157
                                    --------------            ---------------
                                    $   13,463                $   10,493
                                    ==============            ===============


4. Restructuring and Severance Related Expenses

In June 2002, Intersil announced restructuring activities coinciding with the purchase of Elantec Semiconductor, Inc. Within these restructurings, the Product Group accrued for $0.6 million ($0.3 million after tax) during the 53 weeks ended January 3, 2003 for lease termination costs on the Product Group's facilities in Scottsdale. A summary of the restructuring charges and the remaining accrual follows:

                             Balance                                    Balance
                            January 3,                                  July 4,
                              2003        Additions      Utilizations     2003
                          ------------  ------------    -------------  ---------
                                                (in millions)

SiCOM lease termination     $  0.5        $   -            $  (0.1)      $  0.4
                          ------------  ------------    -------------  ---------
                            $  0.5        $   -            $  (0.1)      $  0.4
                          ============  ============    =============  =========


5. Loss on Investments

During the 26 weeks ended June 28, 2002, the Product Group recorded an impairment charge of $3.0 million ($2.0 million after tax) related to an investment. The impairment reflects the excess of the investment's carrying value over the estimated undiscounted cash flows resulting from the eventual disposal of the securities.

During the 26 weeks ended July 4, 2003, the Product Group recorded an impairment charge of $10.0 million ($6.2 million after tax) related to an investment. The impairment reflects the excess of the investment's carrying value over the estimated undiscounted cash flows resulting from the eventual disposal of the securities.


6. Impairment on Long-Lived Assets

During the 26 weeks ended June 28, 2002, the Product Group recorded an impairment on a long-lived asset of $0.3 million ($0.2 million after tax). The impairment is primarily related to the write off of a prepaid royalty.

7. Recent Accounting Pronouncements

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of this interpretation are effective for interim and annual periods after December 15, 2002. The initial recognition and initial measurement requirements of this interpretation are effective prospectively for guarantees issued or modified after December 31, 2002. The interpretation's expanded disclosures will not have a material impact on the Product Group's financial position or results of operations. The Product Group is assessing, but at this point does not believe the adoption of the recognition and initial measurement requirements of this interpretation will have a material impact on its financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities. This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities. Under current practice, two enterprises generally have been included in consolidated financial statements because one enterprise controls the other through voting interests. This interpretation defines the concept of "variable interests" and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse the risks among the parties involved. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. If it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity when this interpretation becomes effective, the enterprise shall disclose information about those entities in all financial statements issued after January 31, 2003.

The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. Based on the recent release of this interpretation, the Product Group has not completed the assessment as to whether or not the adoption of this interpretation will have a material impact on its financial position or results of operations.

8. Subsequent Events

In August 2003, Intersil announced that it had closed the sale of the Product Group to GlobespanVirata Inc. The net proceeds of the transaction were $250 million in cash and $114.4 million in GlobespanVirata Inc. common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited condensed combined pro forma financial statements and explanatory notes have been prepared to give effect to GlobespanVirata's acquisition of the technology, employees and certain assets and liabilities of the Wireless Networking Product Group of Intersil Corporation (the "Business"). The acquisition is being accounted for as a purchase business combination as defined by Statement of Financial Accounting Standard No. 141. In accordance with Article 11 of Regulation S-X under the Securities Act, an unaudited condensed combined pro forma balance sheet as of June 29, 2003 and unaudited pro forma condensed combined statements of operations for the six months ended June 29, 2003, and the year ended December 31, 2002, have been prepared to reflect the acquisition of the Business by GlobespanVirata.

The pro forma financial statements are based on the historical consolidated financial statements and notes thereto of GlobepanVirata. Additionally, the pro forma financial statements reflect certain balance sheet and statement of operations reclassifications made to conform the Business' presentations to the GlobespanVirata presentation. The pro forma financial statements should be read in conjunction with (a) the historical consolidated financial statements of GlobespanVirata as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, and the unaudited condensed consolidated financial statements as of June 29, 2003 and for the three and six month periods ended June 29, 2003 and June 30, 2002; and the historical financial statements of the Business as of January 3, 2003, December 28, 2001 and December 29, 2000 and for the 52 weeks ended December 28, 2001 and December 29, 2000 and the 53 weeks ended January 3, 2003.

The pro forma adjustments are preliminary and based on GlobespanVirata management's estimates of the value of the tangible and intangible assets acquired. The allocations are preliminary and subject to change based upon the completion of an independent third party valuation of the in-process research and development and identifiable intangible assets. A change affecting the value assigned to long-term assets acquired and liabilities acquired and/or assumed would result in a reallocation of purchase price and modifications to the pro forma adjustments. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

The pro forma financial data is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of GlobespanVirata after the acquisition or the financial position or results of operations had the acquisition actually been effected on January 1, 2002.

                             GlobespanVirata, Inc.
              Unaudited Pro Forma Condensed Combined Balance Sheet
                               As of June 29, 2003
                 (in thousands, except share and per share data)

                                                    GlobespanVirata        Business            Pro Forma           GlobespanVirata
                                                      Historical          Historical           Adjustments             Pro Forma
                                                    ---------------       ----------           -----------        ---------------
ASSETS
Current assets:
  Cash and Cash Equivalents                         $   232,831           $     -    (a)      $ (232,831)          $        -
  Investments - marketable securities                    89,169                 -    (a)         (17,169)                72,000
  Accounts Receivable, less allowance for
  doubtful accounts of $1,886                            39,223                 -                                        39,223
  Inventories, net                                       25,910              40,123                                      66,033
  Deferred Income taxes                                  11,461                 -                                        11,461
  Prepaid Expenses and other current assets              24,031               3,833                                      27,864
                                                    -----------         -----------           ----------            -----------
Total current assets                                    422,625              43,956             (250,000)               216,581
Property and equipment, net                              15,139              17,985                                      33,124
Facility Held for Sale                                   24,987                 -                                        24,987
Goodwill                                                    -               172,413  (b)        (172,413)               183,817
                                                                                     (b)         183,817
Intangible assets, net                                   26,212              19,059  (b)         (19,059)               144,312
                                                                                     (b)         118,100
Investments - marketable securities                     206,657                 -                    -                  206,657
Other assets                                             13,626               3,548                  -                   17,174
                                                    -----------         -----------           ----------            -----------
Total assets                                        $   709,246         $   256,961           $ (139,555)           $   826,652
                                                    ===========         ===========           ==========            ===========
LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities:
  Accounts payable                                  $    36,653         $       -             $      -              $    36,653
  Restructuring and reorganization liabilities           39,602                 351                  -                   39,953
  Accrued expenses and other liabilities                 27,044              13,919  (c)           9,000                 54,963
  Payroll and benefit related liabilities                11,876               7,798  (d)           5,000                 19,674
  Current portion of capital lease obligations               91                 -                    -                       91
                                                    -----------         -----------          -----------            -----------
Total current liabilities                               115,266              22,068               14,000                151,334
Other long-term liabilities                               2,990                                      -                    2,990
Subordinated redeemable convertible notes               130,000                 -                    -                  130,000
Deferred taxes                                           11,461              12,525  (j)         (12,525)                11,461
Capital lease obligations, less current portion               6                 -                    -                        6
                                                    -----------         -----------          -----------            -----------
    Total liabilities                                   259,723              34,593                1,475                295,791

Stockholders' equity:
  Preferred stock                                           -                   -                    -                      -
  Common stock                                              146                 -     (a)             15                    161
  Treasury stock                                        (45,373)                -                    -                  (45,373)
  Stock purchase warrants                                     1                 -                    -                        1
  Notes receivable from stock sales                      (4,186)                -                    -                   (4,186)
  Additional paid-in capital                          1,720,192                 -     (a)        107,323              1,827,515
  Deferred stock compensation                            (8,260)               (112)  (e)            112                 (8,260)
  Accumulated deficit                                (1,215,637)            222,480   (e)       (222,480)            (1,241,637)
                                                                                      (b)        (26,000)
  Accumulated other comprehensive income                  2,640                 -                                         2,640
                                                    -----------         -----------          -----------            -----------
Total stockholders' equity                              449,523             222,368             (141,030)               530,861
                                                    -----------         -----------          -----------            -----------
Total liabilities and stockholders' equity          $   709,246         $   256,961          $  (139,555)           $   826,652
                                                    ===========         ===========          ===========            ===========
The accompanying notes are an integral part of these pro forma condensed combined financial statements

                              GlobespanVirata, Inc.
         Unaudited Pro Forma Condensed Combined Statement of Operations
                     For the Six Months Ended June 29, 2003
                 (in thousands, except share and per share data)

                                                                 GlobespanVirata   Business       Pro Forma     GlobespanVirata
                                                                   Historical     Historical     Adjustments       Pro Forma
                                                                 ---------------  ----------     -----------    ---------------
Net revenues                                                          $ 143,055    $ 105,368        $   -            $  248,423
Cost of sales                                                            74,301       62,547            -               136,848
                                                                 ---------------  ----------     -----------    ---------------
Gross profit                                                             68,754       42,821            -               111,575
Operating expenses:
   Research and development                                              46,991       28,578            -                75,569
   Selling, general and administrative                                   19,706       26,010            -                45,716
   Amortization of intangible assets and unearned compensation            9,923        1,426 (g)     (1,426)             29,227
                                                                                             (g)     19,304
   Restructuring and other charges                                        1,198          -              -                 1,198
                                                                 ---------------  ----------     -----------    ---------------
Total operating expenses                                                 77,818       56,014         17,878             151,710
                                                                 ---------------  ----------     -----------    ---------------
Loss from operations                                                     (9,064)     (13,193)       (17,878)            (40,135)
Interest income (expense), net                                            1,195          -   (f)     (2,500)             (1,305)
Loss on investment securities                                                -       (10,000)           -               (10,000)
                                                                 ---------------  ----------     -----------    ---------------
Loss from continuing operations before income taxes                      (7,869)     (23,193)       (20,378)            (51,440)
Provision (benefit) for income taxes                                       (445)         925 (i)       (725)               (245)
                                                                 ---------------  ----------     -----------    ---------------
Net loss from continuing operations                                   $  (7,424)   $ (24,118)     $ (19,653)          $ (51,195)
                                                                 ===============  ==========     ===========    ===============
Basic and diluted loss from continuing operations                     $   (0.06)                                      $   (0.35)
                                                                 ===============                                ===============
Shares used in computing basic and diluted loss per share               130,373              (h)     15,462             145,835
                                                                 ===============                 ===========    ===============

The accompanying notes are an integral part of these pro forma condensed combined financial statements

                             GlobespanVirata, Inc.
         Unaudited Pro Forma Condensed Combined Statement of Operations
                 For the Twelve Months Ended December 31, 2002
                (in thousands, except share and per share data)

                                                           GlobespanVirata   Business     Pro Forma     GlobespanVirata
                                                             Historical     Historical   Adjustments       Pro Forma
                                                           ---------------  ----------   -----------    ---------------
Net revenues                                                   $ 228,868    $ 230,159    $     -          $ 459,027
Cost of sales                                                    111,924      114,474          -            226,398
                                                           ---------------  ----------   -----------    ---------------
Gross profit                                                     116,944      115,685          -            232,629
Operating expenses:
   Research and development                                      155,927       53,100          -            209,027
    Selling, general and administrative                           50,268       50,770          -            101,038
   Restructuring and other charges                                37,832          580          -             38,412
   Amortization of intantgible assets                             32,730        3,325 (g)   (3,325)          71,338
                                                                                      (g)   38,608
  Impairment of goodwill and other intangible assets             493,620          250          -            493,870
                                                           ---------------  ----------   -----------    ---------------
Total operating expenses                                         770,377      108,025       35,283          913,685
                                                           ---------------  ----------   -----------    ---------------
Income (loss) from operations                                   (653,433)       7,660      (35,283)        (681,056)
Interest income, net                                               6,652          -   (f)   (5,000)           1,652
Loss on investment securities                                        -         (3,000)         -             (3,000)
                                                           ---------------  ----------   -----------    ---------------
Income (loss) from continuing operations before income taxes    (646,781)       4,660      (40,283)        (682,404)
Provision for income taxes                                           260          312          -                572
                                                           ---------------  ----------   -----------    ---------------
Net loss from continuing operations                            $(647,041)   $   4,348    $ (40,283)       $(682,976)
                                                           ===============  ==========   ===========    ===============
Basic and diluted loss from continuing operations              $   (4.76)                                 $   (4.51)
                                                           ===============                              ===============
Shares used in computing basic and diluted loss per share        135,934              (h)   15,462          151,396
                                                           ===============               ===========    ===============

The accompanying notes are an integral part of these pro forma condensed combined financial statements

                                                                              35

Notes to Unaudited Pro Forma Condensed Combined Financial Statements of GlobeSpan Virata (in thousands, except per share data)

Note 1. Basis of Presentation

The pro forma balance sheet was prepared by combining the historical unaudited consolidated balance sheet data as of June 29, 2003 for GlobespanVirata and the historical unaudited balance sheet data as of July 4, 2003 for the Business. The pro forma statement of operations for the six months ended June 29, 2003 has been prepared utilizing the GlobespanVirata historical unaudited consolidated income statement data for the six months ended June 29, 2003 and the Business historical unaudited income statement data for the six months ended July 4, 2003 assuming the merger had occurred on January 1, 2002. The pro forma statement of operations for the twelve months ended December 31, 2002 has been prepared utilizing the historical audited consolidated income statement data for GlobespanVirata for the twelve month period ended December 31, 2002 and the historical audited income statement data for the Business for the twelve months ended January 3, 2003, assuming the merger had occurred on January 1, 2002.

Note 2. Pro Forma Adjustments and Assumptions

     a) The purchase consideration consists of $250,000 of cash and $107,338 of GlobespanVirata common stock valued using 15,462 shares of common stock and an average share price of $6.94 per share. A reconciliation of cash and cash equivalents and investments - marketable securities prior to and after the acquisition follows:

         Cash and cash equivalents and investments
         - marketable securities                                  $ 528,657
         Cash purchase price                                       (250,000)
                                                                  ---------
         Pro forma cash and cash equivalents and
         investments - marketable securities                      $ 278,657
                                                                  =========

     b) The following represents the elimination of the historical intangible assets and goodwill of the Business and the preliminary allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities of the Business at June 29, 2003, and is for illustrative purposes only. Actual fair values will be based on financial information as of the acquisition date. Assuming the transaction had occurred on June 29, 2003, the preliminary allocation would have been as follows:

         Tangible assets acquired at fair value                   $ 65,489
         Costs in excess of the net tangible assets of the
           acquired business (i)                                   327,917
         Acquisition costs                                          (9,000)
         Liabilities assumed                                       (27,068)
                                                                  ---------
         Total purchase price                                     $357,338
                                                                  =========

         (i) The costs in excess of tangible assets of the acquired business have been allocated on a preliminary basis as follows:

         Goodwill                                                 $183,817
         Identifiable intangible assets                            118,100
         In process research and development                        26,000
                                                                  --------

         Total intangible assets                                  $327,917
                                                                  ========

         In process research and development has not been included in the pro forma statements of operations for any periods presented. Its impact has been reflected as an adjustment to the accumulated deficit on the June 29, 2003 balance sheet.

     c) In connection with the acquisition, GlobespanVirata has estimated acquisition expenses of $9,000, reflected as an adjustment to purchase price.

     d) In connection with the acquisition, GlobespanVirata assumed a $5,000 reimbursement obligation related to on-going litigation of the Business which was retained by the Seller.

     e) Reflects the elimination of the equity and unearned compensation of the Business.

     f) Reflects the decrease in interest income resulting from the use of cash and cash equivalents and investments - marketable securities to consummate the acquisition. A 2.0% interest rate was used to determine the reduction in interest income. This rate approximates the average rate of return on cash and investments of GlobespanVirata. A 1/8% change in the interest rate would result in an approximate $300 change in the interest income amount used for pro forma purposes.

     g) Reflects the elimination of amortization of intangible assets and unearned compensation which were recorded by the Business, in conjunction with their acquisitions and includes the amortization of the intangible assets recorded as a result of the preliminary purchase price allocation, over an estimated useful life of 36 months.

     h) The pro forma basic and diluted loss per common share is computed by dividing the loss from continuing operations by the weighted average number of common shares outstanding, reflecting an additional 15,462 shares of GlobespanVirata common stock issued in connection with the acquisition, which are assumed to be outstanding for the periods presented.

     i) Adjustment of income tax provision to reflect the impact of utilization of GlobespanVirata net operating losses to offset taxable income of the Business.

     j)  Elimination of historical deferred tax liabilities of the Business.

                                  EXHIBIT INDEX


Exhibit
No.               Description
-------           -----------

2.1 Asset Purchase Agreement dated July 15, 2003, between Intersil Corporation and GlobespanVirata, Inc. (incorporated by reference to Exhibit 99.2 to GlobespanVirata, Inc.'s Form 8-K, filed with the Securities and Exchange Commission on July 17, 2003, as amended by Form 8-K/A filed with the Securities and Exchange Commission on July 28, 2003).

23.1              Consent of Ernst & Young LLP, Independent Certified Public
                  Accountants.

99.1*             Press Release dated August 28, 2003.


--------------------------
*        Previously filed.

                                                                    Exhibit 23.1

                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-61528, 333-47678 and 333-66478) and Forms S-8
(Nos. 333-81711, 333-92057, 333-49864, 333-40720, 333-75324 and 333-107512) of
GlobespanVirata, Inc. of our report dated July 21, 2003 with respect to the financial statements of the Wireless LAN Product Group of Intersil Corporation included in this Form 8-K/A.

                                                   /s/ Ernst & Young LLP


Orlando, Florida
November 10, 2003